Exhibit 99.1

FOR IMMEDIATE RELEASE

     CIT REPORTS FIRST QUARTER RESULTS;
SIGNIFICANT PROGRESS ON LIQUIDITY PLAN

First Quarter Net Loss of $257 Million, $1.35 per share
Commercial Businesses earn $0.82 per share excluding Noteworthy Items
Credit Loss Reserves Strengthened
Quarterly Dividend Reduced to $0.10 per share

     NEW YORK – April 17, 2008 – CIT Group Inc. (NYSE: CIT) today announced a series of actions that demonstrate significant progress on the plans it announced on March 20, 2008 to improve its liquidity position. These actions include:

  Agreeing to sell $4.6 billion of asset-based loan commitments, of which $1.4 billion is currently drawn;
  Agreeing to sell $770 million of aircraft at a gain of approximately 10%, of which $300 million closed in the first quarter;
  Identifying another $2.0 billion of loan assets that will be either used for a secured financing or sold during the second quarter;
  Funding $335 million of first quarter commercial loan orginations through CIT Bank;
  Engaging financial advisors to explore various capital raising initiatives including the possible issuance of equity securities and to evaluate strategic alternatives for the Company’s $4 billion rail leasing business; and
  The declaration by the Board of Directors of a $0.10 per share quarterly dividend payable on May 30, 2008 to shareholders of record on May 15, 2008.

     The combination of these actions, in addition to existing cash balances, materially enhances the Company’s liquidity and significantly advances its plan to reduce the size of the balance sheet.

     The Company reported a net loss of $257.2 million, or $1.35 per share, for the first quarter of 2008. Commercial segment earnings were more than offset by a combined net loss in our home lending and consumer lending segments, a non-cash charge related to terminated hedges, and severance costs. Net income was $200.6 million, or $1.01 of diluted earnings per share, for the comparable 2007 quarter.

     “The prolonged and pervasive dislocation in the capital markets continued to present significant challenges for the financial services sector,” said Jeffrey M. Peek, Chairman and CEO. “CIT’s core commercial businesses performed well against this turbulent backdrop, with particularly strong results in Transportation and Trade Finance. Our overall loss for the quarter was driven largely by our liquidating consumer businesses. Given the need to continue to bolster our balance sheet and preserve capital, the Board of Directors has made the prudent but difficult decision to reduce the quarterly common stock dividend by 60% to $0.10 per share.

     “The liquidity actions we announced today, coupled with the quality and breadth of our portfolio, provide us with increased flexibility to carry out future asset dispositions and evaluate funding and capital raising alternatives in a judicious manner. As we look ahead, it’s clear we will operate a smaller, more nimble company that is competitively positioned to take advantage of both economic contractions and expansions. We are a recognized leader in the commercial middle market and remain committed to providing intellectual and financial capital to our customers.”

     The following table breaks down our reported results between our ongoing commercial businesses, liquidating consumer segments, and other noteworthy items:

	Net Income / (Loss)	EPS	ROE

Net loss - reported
results	$(257.2)	$(1.35)	-15.8%
Home lending and
consumer segments	(248.5)	(1.30)
Noteworthy items	(165.6)	(0.87)

Commercial results,
including corporate	$156.9	$0.82	12.1%

     Net income for Commercial Segments and Corporate was $156.9 million, down from $267.9 million in the prior year quarter and $368.8 million last quarter, reflecting lower finance margins, lower other income and higher credit costs.

The noteworthy items in the table above are comprised of the following:

  A lower of cost or market valuation allowance pretax charge of $117.5 million (decrease to EPS of $0.36) on assets held for sale in the Corporate Finance segment, reflecting the agreement to sell $4.6 billion of asset-based lending commitments of which $1.4 billion represents funded receivables that were classified as held for sale at March 31, 2008;
  A $33 million pretax impairment charge (decrease to EPS of $0.11), that should have been recorded concurrently with the 2007 fourth quarter sale of our Dell Financial Services joint venture equity interest, reflecting the repricing of debt cost underlying a securitization conduit vehicle in the Vendor Finance segment; the charge relates to the fourth quarter financial statements, as it was triggered by the buy out of CIT's joint venture equity in the fourth quarter of 2007;
  A pre-tax charge, in Corporate and other, of approximately $148 million related to losses on swaps that hedged the now inactive commercial paper program (decrease to EPS of $0.47) and were previously recorded in Other Comprehensive Income. An offsetting pretax gain of approximately $140 million on the termination of a corresponding amount of swaps with essentially offsetting economics was deferred and will be amortized over the remaining life of those terminated swaps;
  Pre-tax charges of $69 million, primarily reflecting costs associated with severance and termination expenses related to approximately 500 employees in corporate and other (decrease to EPS of $0.22); and
  Tax benefits of approximately $56 million relating to applying the projected annual effective tax rate for 2008, including the projected income mix between international and domestic operations (increase to EPS of $0.29).

     The loss of $248.5 million in the Home Lending and Consumer Segments was primarily driven by $270 million in reserve building during the quarter ($150 million for Home Lending, $120 million for Student Lending), reflecting continued deterioration in the home lending markets and seasoning of the home lending portfolio and reserves for private (non-government guaranteed) loans, principally to students of a pilot training school that filed bankruptcy during the quarter.

Consolidated Financial Highlights:

Liquidity, Funding and Capitalization

  The Company has taken significant actions to bolster its liquidity position. We agreed in April to sell $4.6 billion of asset based loans and related commitments ($1.4 billion of loans and $3.2 billion of commitments). We also have agreements to sell $770 million of aircraft, of which $300 million closed in the first quarter. An additional $2.0 billion in assets have been identified to be financed or sold. Finally, the Company is exploring the potential sale of its $4.0 billion railcar leasing business.
  Our total cash position increased to $10.3 billion at quarter end, from $6.8 billion at December 31, 2007. This cash includes $7.0 billion of immediately available cash, $1.4 billion of cash and short-term investments at our Utah bank, $0.6 billion of other cash balances, and $1.3 billion of restricted cash (largely related to securitization transactions).
  During the quarter, we raised approximately $10.6 billion of financing including $7.3 billion from our bank lines, $2.7 billion of asset-backed financing and $0.6 billion of unsecured retail notes. Asset-backed financing, secured by rail assets, middle-market loans, trade finance receivables, student loans and mortgages, included $2.2 billion of on-balance sheet secured borrowings and $0.5 billion of off-balance sheet securitization transactions.
  Principal uses of cash during the quarter included $1.5 billion to pay maturing commercial paper, $1.6 billion to pay maturing debt, $1.7 billion to fund portfolio growth and a $1.0 billion reduction in credit balances to factoring clients.
  We had approximately $50 billion of unencumbered portfolio assets at March 31, 2008, essentially unchanged from December 31, 2007.
  Outstanding commercial paper declined from $2.8 billion at December 2007 to $1.3 billion at March 31, 2008 due to our suspension of the Company’s commercial paper program.
  The ratio of total tangible equity to managed assets at March 31, 2008 declined to 8.33% from 8.82% last quarter and is currently below our target of 8.50%. The Company’s announced liquidity actions are designed to strengthen the ratio to well above our target.
  In addition, the Company may use the proceeds of any offering of common equity to facilitate the payment of quarterly dividends of approximately $8.0 million on the Company’s Series A and Series B preferred stock in June.

Net Finance Revenue

  Net finance revenue was down 11% from last quarter and 10% from last year primarily reflecting lower interest rates and higher borrowing costs. Average earning assets increased 1% over the prior quarter and 9% over last year.
  Net finance revenue as a percentage of average earning assets was 2.35%, down from 2.67% last quarter and 2.83% last year, as interest expense reflected the widening of CIT credit spreads and the cost of maintaining excess cash balances. The net finance revenue comparisons also reflected lower rates of lease renewals on certain operating leases and higher levels of non-accrual assets.
  Operating lease net revenue was 6.76% of average operating leases, down from 7.22% last quarter and 6.82% last year, as softer lease rates and lower utilization in certain car types in our rail business, reflecting the weaker economy, contributed to the decline.

Other Income

  Other income for the quarter as a percentage of total net revenue (net finance revenue plus other income) excluding the items below was 32% versus 29% last quarter and down from 41% in the prior year quarter, principally due to reduced syndication fees and receivable sales gains, consistent with current market conditions.
  The current quarter includes a pretax $33 million impairment charge reflecting the repricing of debt costs underlying one of our vendor securitization conduit vehicles. The prior quarter included pretax gains of $247 million on the sale of our interest in the DFS joint venture and $21 million on the sale of the U.S. Systems Leasing business.
  Fees and other income declined from the prior quarter on lower joint venture earnings, reflecting the sale of our interest in the DFS joint venture and a mark-to-market charge on an interest rate swap that economically hedges debt related to the student lending portfolio but does not qualify for hedge accounting treatment.
  Factoring commissions were down from last quarter and flat with the prior year on lower factoring volumes and commission rates, consistent with normal seasonal trends.
  Gains on receivable sales and syndication fees were down significantly from last quarter and from the prior year quarter due to lower syndicated loan fees reflecting the significant contraction in the loan syndication market.
  Commercial loan sales and syndication volume was $0.5 billion (10% of commercial origination volume), down from $1.3 billion (17%) in the prior quarter and $1.4 billion (21%) in the prior year quarter. Sales of student loans were also significantly lower, $0.1 billion for the March 2008 quarter, down from about $0.5 billion in each of the prior quarter and prior year quarter. These decreases are a reflection of continued market illiquidity.
  Increased equipment gains reflect the sales of 11 commercial aircraft this quarter, with a total book value of approximately $300 million at approximately a 9% gain ($27 million).

Credit Quality – Commercial

  Overall commercial credit quality remained solid and within expected ranges, although credit metrics weakened from favorable prior period levels.
  Net charge-offs as a percentage of average finance receivables were 0.63% for the commercial businesses, up from 0.43% last quarter and up from 0.16% a year ago reflecting lower recoveries in Transportation Finance and a $22 million charge-off of an energy customer that entered bankruptcy during the quarter.
  60+ day owned delinquencies for the commercial businesses were 1.70% of finance receivables, up from 1.47% last quarter, primarily due to the addition of several accounts within Corporate Finance.
  Non-performing assets for the commercial businesses were 1.68%, up from 1.15% from last quarter reflecting the addition of two large accounts in Corporate Finance and up from 0.78% last year, reflecting increases in Corporate Finance and Vendor Finance. All non-performing assets are reserved to expected realizable value based on underlying collateral and cash flows.

Credit Quality - Home Lending

  The provision for credit losses totaled $218 million for the quarter, which resulted from a $150 million increase in reserves for credit losses for home loans held for investment (“HFI”), now totaling $400 million. The higher reserves reflects an increase to the loss severity assumptions and higher past due loans, reflecting deterioration in the home lending markets during the quarter.
  Gross charge-offs in the HFI home lending portfolio were $274 million of which approximately $206 million were applied against the previously established valuation discount and the balance reflected in the provision for credit losses.
  The remaining discount on HFI home loans was approximately $410 million at March 31, 2008, including amounts related to the manufactured housing portfolio transferred to held for investment during the quarter. Reserves and remaining discount totaled approximately $1.1 billion on outstanding loans (unpaid contractual principal balance) of $9.4 billion.

Credit Quality – Consumer Segment

  Net charge-offs in the Consumer segment were $30.8 million, up from $24.4 million last quarter as higher charge-offs in the private student loan portfolio were partially offset by slightly lower charge-offs on other consumer loans.
  60+ day owned delinquencies were 4.90%, essentially flat with 4.93% last quarter. Non-performing assets increased to $87 million from $8 million in the prior quarter reflecting the student loans affected by the bankruptcy of a pilot training school.
  Reserves for credit losses for our private student lending portfolio were increased by approximately $120 million (to approximately $138 million at March 31, 2008), primarily due to the previously discussed establishment of a reserve for loans to students of a pilot training school. There are no other large single-school exposures within the private student loan portfolio.

Expenses

  Salaries and general operating expenses were down $59.0 million from last quarter and $37.8 million from a year ago, reflecting lower employee headcount. The decrease is reflected across most expense categories, primarily lower salary and incentive compensation accruals.
  Charges for severance and related real estate exit activities totaled $69.1 million and reflects reductions of approximately 500 employees throughout the organization, as we continue to adjust to current market conditions and streamline certain processes. Expected annual savings from these actions are approximately $75 million, of which approximately $7 million was realized in the current quarter.
  Employee headcount totaled approximately 6,100 at March 31, 2008, down from 6,700 at December 31, 2007, and 7,500 a year ago.

Loss on Debt-related Derivative Extinguishments

  The pretax loss of $148.1 million is due to the discontinuation of hedge accounting for interest rate swaps hedging our commercial paper program. The swaps converted commercial paper, essentially a floating rate liability, to fixed rate for the funding of fixed rate assets with terms similar to the swaps. The loss resulted from declines in market interest rates since inception of the swaps. This loss had been previously reflected in other comprehensive income and therefore the loss had a negligible impact on shareholders’ equity.

Income Tax Provision

  The effective tax rate of 55% for the quarter is the result of tax benefits generated by losses at high tax rates exceeding tax expense on income taxed at lower tax rates.
  The quarter results included $253.6 million of tax benefit related to the reported net loss for the home-lending and consumer lending segments, the loss on the interest rate swaps economically hedging the commercial paper program, and the valuation allowance related to asset-based lending commitments held for sale.
  Excluding these items and other noteworthy items, the effective tax rate is estimated to be approximately 20%, reflecting a higher proportion of international earnings.

Volume and Assets

  Total origination volumes, excluding factoring, declined from last quarter and last year as we have strategically limited new origination volumes to balance our liquidity goals with franchise value considerations. Origination volume in our commercial businesses for the quarter was $5.1 billion, down from $7.8 billion last quarter and $6.6 billion for the year ago quarter.
  Managed assets were up 2% from last quarter as the Company controlled balance sheet growth. The growth was primarily in the Corporate Finance segment, reflecting a modestly higher level of line utilization by clients, and the Consumer segment, reflecting the funding of existing commitments for government-guaranteed student loans. Managed assets are expected to be lower by the end of the second quarter as a result of our planned liquidity actions.
  Financing and leasing assets held for sale were $2.6 billion at March 31, 2008, up $1.0 billion from last quarter, and included approximately $500 million in commercial aircraft and $1.1 billion in revolving asset-based commercial loans with anticipated sales in conjunction with our planned liquidity measures.

Segment Results:

Corporate Finance

  Total net revenues (the sum of net finance revenue and other income) decreased from both prior year quarter and last quarter. The 10% increase in net finance revenue on higher asset levels over the last year quarter and the modest increase over last quarter was more than offset by lower other income. The declines in other income reflect a significantly lower level of loan sales and syndication activity.
  Net finance revenue as a percentage of average earning assets remained stable from the prior year quarter and last quarter. Excluding the construction finance business, which was sold during the second quarter of 2007, volume was down 33% from last year, impacted by market conditions and management’s decision to strategically limit new origination volumes. Current quarter includes approximately $335 million of loans funded through CIT Bank.
  Net charge-offs increased from both last year and last quarter mainly due to one exposure to a company that filed for bankruptcy during the quarter for which we charged-off approximately $22 million. Delinquencies and non-performing assets increased from last quarter and last year reflecting a few additional accounts in various industries.
  Excluding the valuation allowance on assets being sold for liquidity purposes, Corporate Finance pretax income was $88.2 million, down from $115.6 million last quarter and $125.5 million last year.

Transportation Finance

  Total net revenues were up over both last year and last quarter due to asset growth and higher gains on equipment sales, particularly in aerospace. Our commercial aircraft portfolio continued to be fully utilized.
  Net finance revenue as a percentage of average earning assets after depreciation was up from last year on strength in non-operating lease margins and aerospace rentals, but down from last quarter on lower rail lease rates.
  Volume was up from the prior year on higher new aircraft deliveries, but down from the prior quarter. All aircraft scheduled for delivery in our aerospace order book through December 2009 have been placed.
  Credit quality continued strong with net recoveries, and modestly higher aerospace delinquencies and non-performing asset levels.
  Return on risk-adjusted capital increased from last quarter and last year quarter to 19.8%.

Trade Finance

  Total net revenues were down from both last year and the prior quarter as competitive pressures lowered rates and volumes were down slightly.
  Net finance revenue as a percentage of average earning assets decreased on lower rates.
  Net charge-offs were up over last quarter and last year. Delinquencies and non-performing loans were up from last quarter, but below last year levels.
  Return on risk-adjusted capital was 15.8% down slightly from both last quarter and last year.

Vendor Finance

  Total net revenues were down from both last year and the prior quarter. Higher finance revenues driven by asset growth were offset by increased funding costs. Other income was down on lower joint venture income (reflecting the termination of our interest in the DFS joint venture) and lower fees.
  Other income also included a pretax $33 million impairment charge reflecting the repricing of debt costs underlying one of the securitization conduit vehicles.
  Net finance revenue as a percentage of average earning assets after depreciation was down from last year and last quarter due to higher borrowing spreads.
  Credit losses were down from last quarter and up over last year. Delinquencies and non-performing asset levels increased over both periods as the increases in our international operations offset the lower US operation balances.
  Total new business volume declined from last year driven by lower US volumes, as declines in Dell volume were partially offset by new vendor relationships.

Home Lending

  Total net revenues were down from last year reflecting lower asset balances and higher funding costs (principally on the 2007 third quarter securitization), but above last quarter. Adjustments to the valuation allowance for assets held for sale totaled $23 million for the quarter and related to $338 million (approximately $480 million unpaid principal balance) of manufactured home receivables that have been moved into assets held for investment at March 31, 2008.
  Home lending assets held for investment were $8.7 billion at quarter-end, reflecting unpaid principal balance of $9.4 billion and discounts of $0.7 billion. Reserves for credit losses were $400 million at March 31, 2008.

  Gross charge-offs for the quarter were $274 million, of which $206 million were applied to the existing valuation discount. The current quarter provision for loan losses was $218 million, which resulted in an increase to reserves of $150 million.
  Delinquencies and non-performing assets increased from last year and the prior quarter reflecting continued deterioration in the housing sector. The balance of Real Estate Owned declined from the prior quarter, as the level of sales exceeded new foreclosures.
  Liquidations of loans held for investment in the quarter totaled approximately $330 million, down from approximately $380 million in the prior quarter.

Consumer

  Total net revenues were down from last year and last quarter. Finance income was down as a result of loans to the students of the helicopter school which filed for bankruptcy being placed on non-accrual status and loans resetting at lower interest rates.
  Net charge-offs increased in both student loans and unsecured consumer loan portfolios compared with last quarter and the prior year quarter. Delinquencies were flat with last quarter, and higher than last year. Non-performing assets were up reflecting the student loans affected by the bankruptcy of a pilot training school.
  New business volume increased from last quarter, primarily reflecting additional disbursements on existing government-guaranteed student loan commitments, but was down from last year as we stopped funding certain student lending products in the fourth quarter of 2007.
  Reserves for credit losses were increased by approximately $120 million (to approximately $138 million at March 31, 2008), primarily due to the establishment of a reserve for loans to students of a pilot training school that filed bankruptcy during the quarter.
  We announced on April 3, 2008, that we ceased the origination of new government guaranteed student loans and expect to record a pretax charge of approximately $20 million related to closing the originations platform of the student lending business, $15 million of which will be recognized in the second quarter of 2008. We will continue to service the current portfolio and fund any remaining commitments, which are estimated to be approximately $200 million.

Corporate and Other

  Corporate and other, principally contains certain credit loss provisioning, preferred stock dividends and other financing costs. The current period also contains the hedge accounting discontinuation charge for the interest rate swaps related to the commercial paper program, as well as the severance and real estate expenses associated with streamlining efforts.

Conference Call and Webcast:

     We will discuss this quarter’s results, as well as ongoing strategy, on a conference call and audio webcast today at 9:00 am (EDT). Interested parties may access the conference call live today by dialing 866-831-6272 for US and Canadian callers or 617-213-8859 for international callers, and reference access code “CIT Group” or access the audio webcast at the following website: http://ir.cit.com. An audio replay of the call will be available beginning shortly after the conclusion of the call until 11:59 pm (EDT) April 24, 2008, by dialing 888-286-8010 for US and Canadian callers or 617-801-6888 for international callers with the access code 38443094, or at the following website: http://ir.cit.com.

About CIT:

     CIT (NYSE: CIT) is a global commercial finance company that provides financial products and advisory services to more than one million customers in over 50 countries across 30 industries. A leader in middle market financing, CIT has more than $80 billion in managed assets and provides financial solutions for more than half of the Fortune 1000. A member of the S&P 500 and Fortune 500, it maintains leading positions in asset-based, cash flow and Small Business Administration lending, equipment leasing, vendor financing and factoring. The CIT brand platform, Capital Redefined, articulates its value proposition of providing its customers with the relationship, intellectual and financial capital to yield infinite possibilities. Founded in 1908, CIT is celebrating its Centennial throughout 2008. www.cit.com.

Forward-Looking Statements:

     This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond CIT’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “target,” and similar expressions are generally intended to identify forward-looking statements. The transactions, plans and arrangements related to the Company’s liquidity plan and described in this release are subject to a number of uncertainties, and there can be no assurances that any or all such transactions, plans or arrangements will be undertaken, or, if undertaken, completed, or if completed, will be completed on the agreed terms. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting CIT’s businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors are described in CIT’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007. CIT is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is available with this release and on our website at http://ir.cit.com.

###

Contact:

Investor Relations	Kenneth A. Brause	Executive Vice President,	(212) 771-9650
Investor Relations
Media Relations	C. Curtis Ritter	Director of External	(212) 461-7711
		Communications and Media	curt.ritter@cit.com
Relations

     Individuals interested in receiving future updates on CIT via e-mail can register at http://newsalerts.cit.com

CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED INCOME STATEMENTS
(dollars in millions, except per share data)

		Quarters Ended

	March 31,	December 31,	March 31,
	2008	2007	2007

Finance revenue	$1,682.0	$1,839.6	$1,617.1
Interest expense	954.1	1,040.6	873.6
Depreciation on operating lease equipment	294.6	311.7	263.6

Net finance revenue	433.3	487.3	479.9
Provision for credit losses	464.5	385.5	71.1

Net finance revenue after credit provision	(31.2)	101.8	408.8
Valuation allowance for assets held for sale	140.5	18.0	-

Net revenue, after credit provision and valuation
allowance	(171.7)	83.8	408.8
Other income	174.0	466.2	328.6

Total net revenue after valuation allowance	2.3	550.0	737.4
Salaries and general operating expenses	318.0	377.0	355.8
Provision for severance and real estate exiting activities	69.1	-	-
Loss on debt and debt-related derivative extinquishments	148.1	-	139.3
Impairment of goodwill and intangible assets	-	312.7	-

(Loss) income before provision for income taxes	(532.9)	(139.7)	242.3
Benefit (provision) for income taxes	294.2	18.2	(34.1)
Minority interest, after tax	(11.0)	(1.7)	(0.1)

Net (loss) income before preferred stock dividends	(249.7)	(123.2)	208.1
Preferred stock dividends	(7.5)	(7.5)	(7.5)

Net (Loss) income (attributable) available to common
stockholders	$(257.2)	$(130.7)	$200.6

Per common share data
Basic (loss) earnings per share	$(1.35)	$(0.69)	$1.03
Diluted (loss) earnings per share	$(1.35)	$(0.69)	$1.01
Number of shares - basic (thousands)	191,091	189,810	194,099
Number of shares - diluted (thousands)	191,091	189,810	197,922

Other Income
Fees and other income(1)	$65.3	$102.4	$185.5
Factoring commissions	52.1	61.6	52.4
Gains on receivable sales and syndication fees	4.7	21.7	53.6
Gains on sales of leasing equipment	47.8	25.9	29.5
Gains on securitizations	4.1	11.5	7.6
Gain on sale of Dell Financial Svcs. joint venture	-	247.1	-
Gain (loss) on loan portfolio dispositions	-	(4.0)	-

Total other income	$174.0	$466.2	$328.6

(1) Fees and other income is comprised of asset management and service fees, including securitization-related servicing fees and accretion net of impairment charge, advisory and agent fees, as well as income from joint ventures.

CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31,	December 31,
	2008	2007

ASSETS
Financing and leasing assets held for investment:
Finance receivables	$63,538.9	$62,536.5
Reserve for credit losses	(1,121.9)	(831.5)

Net finance receivables	62,417.0	61,705.0
Operating lease equipment, net	12,203.7	12,610.5
Financing and leasing assets held for sale	2,615.7	1,606.0
Cash and cash equivalents	10,340.3	6,792.3
Retained interests in securitizations and other investments	1,233.2	1,289.9
Goodwill and intangible assets, net	1,159.5	1,152.5
Other assets	5,754.3	5,091.8

Total Assets	$95,723.7	$90,248.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Debt:
Commercial paper	$1,338.4	$2,822.3
Bank Lines	7,300.0	-
Non-recourse, secured borrowings	19,090.3	17,430.3
Variable-rate senior unsecured notes	18,584.5	19,888.2
Fixed-rate senior unsecured notes	30,668.5	29,477.6
Junior subordinated notes and convertible debt	1,440.0	1,440.0

Total debt	78,421.7	71,058.4
Deposits	2,406.5	2,745.8
Credit balances of factoring clients	3,572.9	4,542.2
Accrued liabilities and payables	4,624.7	4,883.5

Total Liabilities	89,025.8	83,229.9
Minority interest	54.3	57.5

Stockholders' Equity:
Preferred stock	500.0	500.0
Common stock	2.1	2.1
Paid-in capital	10,367.3	10,453.9
Accumulated deficit	(3,207.0)	(2,949.8)
Accumulated other comprehensive income	152.8	194.8
Less: treasury stock, at cost	(1,171.6)	(1,240.4)

Total Common Stockholders' Equity	6,143.6	6,460.6

Total Stockholders' Equity	6,643.6	6,960.6

Total Liabilities and Stockholders' Equity	$95,723.7	$90,248.0

Other Assets
Receivables from derivative counterparties	$1,994.8	$1,097.0
Deposits on commercial aerospace flight equipment	740.6	821.7
Accrued interest and dividends	647.2	703.5
Investments in and receivables from non-consolidated subsidiaries	215.1	233.8
Repossessed assets and off-lease equipment	201.4	226.6
Equity and debt investments	347.6	294.3
Furniture and fixtures	189.5	190.8
Prepaid expenses	119.6	131.4
Miscellaneous receivables and other assets	1,298.5	1,392.7

	$5,754.3	$5,091.8

CIT GROUP INC. AND SUBSIDIARIES
OWNED AND MANAGED ASSET COMPOSITION
(dollars in millions)

	March 31,	December 31,	March 31,
	2008	2007	2007

Corporate Finance
Finance receivables	$21,222.0	$21,326.2	$20,679.5
Operating lease equipment, net	364.6	459.6	185.5
Financing and leasing assets held for sale	1,840.0	669.3	974.6

Owned assets	23,426.6	22,455.1	21,839.6
Finance receivables securitized and managed by CIT	1,347.7	1,526.7	1,436.6

Managed assets	24,774.3	23,981.8	23,276.2

Transportation Finance
Finance receivables	2,620.1	2,551.3	2,186.7
Operating lease equipment, net	10,740.8	11,031.6	10,174.7
Financing and leasing assets held for sale	500.5	-	71.1

Owned assets	13,861.4	13,582.9	12,432.5

Trade Finance
Finance receivables - Owned Assets	7,003.9	7,330.4	6,889.2

Vendor Finance
Finance receivables	10,824.8	10,373.3	9,239.1
Operating lease equipment, net	1,098.3	1,119.3	934.2
Financing and leasing assets held for sale	198.7	460.8	351.4

Owned assets	12,121.8	11,953.4	10,524.7

Finance receivables securitized and managed by CIT	3,954.0	4,104.0	4,083.3

Managed assets	16,075.8	16,057.4	14,608.0

Home Lending
Finance receivables	8,749.2	8,775.6	11,049.9
Financing and leasing assets held for sale	-	345.8	115.0

Owned assets	8,749.2	9,121.4	11,164.9

Finance receivables securitized and managed by CIT	652.3	680.5	794.8

Managed assets	9,401.5	9,801.9	11,959.7

Consumer
Finance receivables - student lending	12,561.9	11,499.9	9,493.4
Finance receivables - other	557.0	679.9	588.6
Financing and leasing assets held for sale	76.5	130.1	442.8

Owned assets	13,195.4	12,309.9	10,524.8

Other
Equity Investments	233.6	165.8	21.2

Consolidated Totals
Finance receivables	$63,538.9	$62,536.6	$60,126.4
Operating lease equipment, net	12,203.7	12,610.5	11,294.4
Other financing and leasing assets held for sale	2,615.7	1,606.0	1,954.9

Financing and leasing assets excl. equity
investments	78,358.3	76,753.1	73,375.7
Equity investments	233.6	165.8	21.2

Owned assets	78,591.9	76,918.9	73,396.9
Finance receivables securitized and managed by
CIT	5,954.0	6,311.2	6,314.7

Managed assets	$84,545.9	$83,230.1	$79,711.6

CIT GROUP INC. AND SUBSIDIARIES
SEGMENT DATA
(dollars in millions)

		Quarters Ended

	March 31,	December 31,	March 31,
	2008	2007	2007

Corporate Finance
Net finance revenue, before depreciation	$184.4	$181.4	$167.5
Other income	63.8	92.0	102.4
Depreciation on operating lease equipment	9.2	9.8	9.8
Provision for credit losses	36.6	24.0	20.5
Salaries & general operating expenses	114.2	124.0	114.1
Other pre-tax items	117.5	-	-

Income before taxes & other items	(29.3)	115.6	125.5
Provision for income taxes & other after-tax items	9.1	(45.3)	(45.4)

Net income (loss)	$(20.2)	$70.3	$80.1

Return on risk-adjusted capital	-3.1%	11.1%	13.8%
New business volume	$2,161.2	$4,181.5	$3,588.2

Transportation Finance
Net finance revenue, before depreciation	$243.5	$244.4	$210.8
Other income	39.7	16.5	17.7
Depreciation on operating lease equipment	149.5	144.8	133.5
Provision for credit losses	(0.4)	(6.8)	(22.5)
Salaries & general operating expenses	40.6	50.5	33.3
Other pre-tax items	-	-	-

Income before taxes & other items	93.5	72.4	84.2
Provision for income taxes & other after-tax items	(9.0)	(10.8)	(7.9)

Net income	$84.5	$61.6	$76.3

Return on risk-adjusted capital	19.8%	14.2%	19.3%
New business volume	$710.1	$920.4	$686.2

Trade Finance
Net finance revenue	$36.2	$46.3	$41.4
Other income	65.9	74.4	67.8
Provision for credit losses	9.5	7.3	8.0
Salaries & general operating expenses	39.2	36.3	41.3
Other pre-tax items	-	-	-

Income before taxes & other items	53.4	77.1	59.9
Provision for income taxes & other after-tax items	(20.2)	(29.3)	(23.3)

Net income	$33.2	$47.8	$36.6

Return on risk-adjusted capital	15.8%	18.9%	17.0%

Vendor Finance
Net finance revenue, before depreciation	$266.3	$300.9	$251.5
Other income*	11.8	318.0	111.0
Depreciation on operating lease equipment	136.1	157.4	120.4
Provision for credit losses	28.2	28.4	10.4
Salaries & general operating expenses	104.0	122.5	115.3
Other pre-tax items	-	-	-

Income before taxes & other items	9.8	310.6	116.4
Provision for income taxes & other after-tax items	(3.0)	(105.1)	(40.1)

Net income	$6.8	$205.5	$76.3

Return on risk-adjusted capital	1.6%	45.6%	20.4%
New business volume	$2,240.8	$2,664.5	$2,310.0

Home Lending
Net finance revenue	$20.3	$26.4	$54.0
Other income	(4.4)	(38.4)	11.5
Provision for credit losses	217.8	256.1	35.3
Salaries & general operating expenses	20.2	19.1	31.2
Other pre-tax items	23.0	18.0	-

Income (loss) before taxes & other items	(245.1)	(305.2)	(1.0)
Provision for income taxes & other after-tax items	91.8	116.5	1.5

Net income (loss)	$(153.3)	$(188.7)	$0.5

Return on risk-adjusted capital	-58.1%	-253.2%	0.3%
New business volume	$7.6	$10.9	$2,193.1

Consumer
Net finance revenue	$27.2	$29.3	$31.9
Other income	(8.4)	4.7	17.8
Provision for credit losses	149.6	26.4	7.9
Salaries & general operating expenses	21.3	22.4	25.5
Other pre-tax items	-	312.7	-

Income (loss) before taxes & other items	(152.1)	(327.5)	16.3
Provision for income taxes & other after-tax items	56.9	16.7	(4.9)

Net income (loss)	$(95.2)	$(310.8)	$11.4

Return on risk-adjusted capital	-143.7%	-267.0%	9.1%
New business volume	$1,210.0	$968.6	$2,001.8

Corporate and Other
Net finance revenue, before depreciation	$(50.0)	$(29.7)	$(13.6)
Other income	5.6	(1.0)	0.3
Depreciation on operating lease equipment	(0.2)	(0.3)	(0.1)
Provision for credit losses	23.2	50.1	11.5
Salaries & general operating expenses	(21.5)	2.2	(4.9)
Other pre-tax items	217.2	-	139.3

Income (loss) before taxes & other items	(263.1)	(82.7)	(159.1)
Provision for income taxes & other after-tax items	150.1	66.3	78.4

Net (loss)	$(113.0)	$(16.4)	$(80.7)

Return on risk-adjusted capital	-8.8%	-1.9%	-3.3%

*	The 2008 balance includes a pre-tax impairment charge on a retained interest of approximately $33 million. The 2007 December quarter includes pre-tax gains on the sale of our interest in the DFS joint venture and sale of a systems leasing business totaling approximately $270 million.

CIT GROUP INC. AND SUBSIDIARIES
CREDIT METRICS
(dollars in millions)

			Quarters Ended

	March 31, 2008		December 31, 2007		March 31, 2007

Net Credit Losses - Owned as a Percentage of Average
Finance Receivables
Corporate Finance	$39.5	0.70%	$22.6	0.42%	$20.8	0.41%
Transportation Finance	(0.6)	(0.09)%	(6.9)	(1.10)%	(22.5)	(4.15)%
Trade Finance	8.9	0.51%	7.5	0.38%	7.0	0.42%
Vendor Finance	19.5	0.73%	22.3	0.87%	10.0	0.43%

Commercial Segments	67.3	0.63%	45.5	0.43%	15.3	0.16%
Home Lending	67.8	3.15%	6.1	0.27%	34.5	1.32%
Consumer	30.8	0.97%	24.4	0.81%	7.4	0.30%

Total	$165.9	1.04%	$76.0	0.48%	$57.2	0.39%

Net Credit Losses - Managed as a Percentage of Average
Managed Finance Receivables
Corporate Finance	$42.2	0.75%	$24.9	0.44%	$22.8	0.42%
Transportation Finance	(0.6)	(0.09)%	(6.9)	(1.10)%	(22.5)	(4.15)%
Trade Finance	8.9	0.51%	7.5	0.38%	7.0	0.42%
Vendor Finance	29.4	0.80%	29.5	0.82%	13.4	0.41%

Commercial Segments	79.9	0.66%	55.0	0.46%	20.7	0.19%
Home Lending	76.0	3.28%	12.4	0.51%	41.9	1.48%
Consumer	30.8	0.97%	24.4	0.81%	7.4	0.30%

Total	$186.7	1.09%	$91.8	0.50%	$70.0	0.43%

Finance Receivables Past Due 60 days or more - Owned as a
Percentage of Finance Receivables	March 31, 2008		December 31, 2007		March 31, 2007

Corporate Finance	$266.6	1.26%	$194.8	0.91%	$112.4	0.54%
Transportation Finance	14.6	0.56%	9.8	0.39%	16.3	0.75%
Trade Finance	86.1	1.23%	71.1	0.97%	94.9	1.38%
Vendor Finance	339.6	3.14%	336.0	3.24%	201.4	2.18%

Commercial Segments	706.9	1.70%	611.7	1.47%	425.0	1.09%
Home Lending	1,185.8	12.95%	962.1	9.91%	569.7	5.16%
Consumer	642.8	4.90%	600.8	4.93%	460.0	4.56%

Total	$2,535.5	3.97%	$2,174.6	3.43%	$1,454.7	2.42%

Non-performing Assets - Owned as a Percentage of Finance
Receivables	March 31, 2008		December 31, 2007		March 31, 2007

Corporate Finance	$442.3	2.08%	$242.2	1.14%	$153.9	0.74%
Transportation Finance	7.9	0.30%	3.3	0.13%	7.6	0.35%
Trade Finance	44.4	0.63%	41.6	0.57%	57.9	0.84%
Vendor Finance	205.6	1.90%	190.6	1.84%	83.7	0.91%

Commercial Segments	700.2	1.68%	477.7	1.15%	303.1	0.78%
Home Lending	1,057.1	11.54%	892.3	9.19%	576.8	5.22%
Consumer	87.7	0.67%	8.5	0.07%	3.2	0.03%

Total	$1,845.0	2.90%	$1,378.5	2.17%	$883.1	1.47%

Finance Receivables Past Due 60 days or more - Managed as
a Percentage of Managed Financial Assets	March 31, 2008		December 31, 2007		March 31, 2007

Corporate Finance	$291.0	1.19%	$201.8	0.86%	$122.6	0.53%
Transportation Finance	14.6	0.47%	9.8	0.39%	16.3	0.72%
Trade Finance	86.1	1.23%	71.1	0.97%	94.9	1.38%
Vendor Finance	510.5	3.41%	520.7	3.49%	325.2	2.38%

Commercial Segments	902.2	1.82%	803.4	1.68%	559.0	1.22%
Home Lending	1,251.6	12.76%	1,031.3	9.92%	633.1	5.29%
Consumer	642.8	4.87%	600.8	4.88%	460.0	4.37%

Total	$2,796.6	3.86%	$2,435.5	3.42%	$1,652.1	2.42%

NOTE:

Home lending contractual delinquency and non-performing statistics as a percentage of unpaid principal balance.

December 2007 home lending contractual delinquency and non-performing statistics are as a percentage of unpaid principal balance - held for investment portfolio only.

CIT GROUP INC. AND SUBSIDIARIES
RATIOS AND OTHER DATA
(dollars in millions, except per share data)

		Quarters Ended

	March 31,	December 31,	March 31,
	2008	2007	2007

Profitability
Net finance revenue as a percentage of AEA	2.35%	2.67%	2.83%
Net finance revenue after provision as a percentage of AEA	-0.17%	0.56%	2.41%
Salaries and general operating expenses as a percentage of AMA(1)	1.59%	1.91%	1.92%
Efficiency ratio(2)	52.4%	39.5%	44.0%
Return on average common stockholders' equity	-15.8%	-7.8%	11.5%
Return on AEA	-1.39%	-0.72%	1.18%
Return on AMA	-1.29%	-0.66%	1.08%

See "Non-GAAP Disclosures" for additional information regarding profitability ratio and metric comparisons.

(1) The efficiency ratio is the ratio of salaries and general operating expenses (excluding the provision for severance and real estate exiting activities) to total net revenues (before provision for credit losses and valuation allowance).

(2) The salaries and general operating expenses do not include the provision for severance and real estate exiting activities.

Average Balances
Average Finance Receivables (AFR)	$64,050.6	$62,931.5	$58,798.1
Average Earning Assets (AEA)	73,869.5	72,975.1	67,920.9
Average Managed Assets (AMA)	79,996.1	78,999.1	74,100.6
Average Operating Leases (AOL)	12,541.4	12,215.7	11,168.2
Average Common Stockholders' Equity	6,507.3	6,678.1	6,955.4

	March 31,	December 31,	March 31,
	2008	2007	2007

Capital and Leverage
Total tangible stockholders' equity to managed assets	8.33%	8.82%	8.65%
Tangible book value per common share	$26.63	$28.42	$29.43
Book value per common share	$32.68	$34.48	$35.96

Reserve for Credit Losses
Reserve for credit losses (excluding reserves related to impaired loans) as a percentage of finance receivables, excluding home lending and student
loans	1.23%	1.20%	1.18%
Reserve for credit losses (excluding reserves related to impaired loans) as a percentage of finance receivables, excluding home lending and guaranteed
student loans	1.53%	1.22%	1.16%
Reserve for credit losses as a percentage of finance receivables	1.77%	1.33%	1.17%
Reserve for credit losses as a percentage of non-performing assets,
excluding home lending and student lending	82.0%	114.3%	162.9%
Reserve for credit losses as a percentage of finance receivables past due 60
days or more, excluding home lending and student lending	81.2%	88.0%	115.4%

CIT GROUP INC. AND SUBSIDIARIES
Select Concentration Data
(dollars in millions unless specified)

Commercial Aerospace Portfolio:
	March 31, 2008		December 31, 2007		March 31, 2007

	Net Investment	Number	Net Investment	Number	Net Investment	Number

By Region:
Europe	$2,788.8	90	$2,906.2	94	$2,826.2	88
U.S. and Canada	1,237.4	62	1,279.5	60	1,262.0	59
Asia Pacific	2,465.1	84	2,274.9	82	1,758.8	54
Latin America	1,236.9	40	1,136.0	36	984.5	31
Africa / Middle East	553.5	13	567.8	15	486.8	12

Total	$8,281.7	289	$8,164.4	287	$7,318.3	244

By Manufacturer:
Boeing	$3,574.6	153	$3,579.6	154	$3,162.9	126
Airbus	4,698.5	135	4,575.8	132	4,150.0	118
Other	8.6	1	9.0	1	5.4	-

Total	$8,281.7	289	$8,164.4	287	$7,318.3	244

By Body Type (1):
Narrow body	$6,217.4	230	$6,136.4	226	$5,394.7	186
Intermediate	1,822.6	48	1,821.9	48	1,657.9	43
Wide body	233.1	10	197.1	12	260.3	15
Other	8.6	1	9.0	1	5.4	-

Total	$8,281.7	289	$8,164.4	287	$7,318.3	244

By Product:
Operating lease	$7,298.8	220	$7,120.1	219	$6,439.1	198
Leveraged lease (other)	38.8	2	40.8	2	40.5	2
Leveraged lease (tax optimized)	43.6	1	45.4	1	43.9	1
Capital lease	208.7	9	225.5	9	214.2	8
Loan	691.8	57	732.6	56	580.6	35

Total	$8,281.7	289	$8,164.4	287	$7,318.3	244

Number of accounts	104		105		94
Weighted average age of fleet (years)	6		5		6
Largest customer net investment	$286.6		$287.3		$286.0
Off-lease aircraft		-		-		-
New Aircraft Delivery Order Book (dollars in billions)
For the Years Ending December 31,
2007 (Remaining 2007)	-	-	-	-	1.1	21
2008	-	-	1.4	23	1.4	24
2009	1.4	23	0.9	14	0.8	13
2010	0.7	12	1.2	21	1.0	18
2011	1.1	22	1.1	23	-	-
2012	1.2	22	0.7	11	0.6	5
Thereafter	3.7	41	2.0	15	0.7	5

Total	$8.1	120	$7.3	107	$5.6	86

(1) Narrow body are single aisle design and consist primarily of Boeing 737 and 757 series and Airbus A320 series aircraft. Intermediate body are smaller twin aisle design and consist primarily of Boeing 767 series and Airbus A330 series aircraft. Wide body are large twin aisle design and consist primarily of Boeing 747 and 777 series and McDonnell Douglas DC10 series aircraft.

Managed Home Lending Portfolio Statistics
	March 31,	December 31,	March 31,
	2008(1)	2007(1)(2)	2007

Managed assets (UPB)	$9,772.9	$10,180.0	$11,552.6
Portfolio assets (UPB)	$9,267.1	$9,656.9	$-
Portfolio assets	$8,642.4	$9,010.4	$10,952.1
% of first mortgages	89%	88%	89%
Average loan size	$127.4	$126.3	$124.3
Fixed-rate mortgage %	47%	47%	42%
Weighted Average loan-to-value	82%	82%	82%
Average FICO score	638	638	636
Delinquencies (sixty days or more)	12.94%	9.99%	5.15%
Net charge-offs-managed basis	3.14%	0.42%	1.30%
Net charge-offs-owned basis	3.15%	0.26%	1.20%

(1) The December and March 2008 amounts are based on unpaid principal balances and exclude valuation adjustments.

(2) The December 2007 balances exclude approximately $270 million consisting primarily of manufactured housing vendor receivables that are included in the segment results.

CIT GROUP INC. AND SUBSIDIARIES
Non-GAAP Disclosures
(dollars in millions)

	March 31, 2008	December 31, 2007	March 31, 2007

Managed assets (1) :
Finance receivables	$63,538.9	$62,536.6	$60,126.5
Operating lease equipment, net	12,203.7	12,610.5	11,294.4
Financing and leasing assets held for sale	2,615.7	1,606.0	1,954.9
Equity and venture capital investments (included in other assets)	233.6	165.8	21.2

Total financing and leasing portfolio assets	78,591.9	76,918.9	73,397.0
Securitized assets	5,954.0	6,311.2	6,314.6

Managed assets	$84,545.9	$83,230.1	$79,711.6

Earning assets (2) :
Total financing and leasing portfolio assets	$78,591.9	$76,918.9	$73,397.0
Credit balances of factoring clients	(3,572.9)	(4,542.2)	(3,769.9)

Earning assets	$75,019.0	$72,376.7	$69,627.1

Tangible equity (3) :
Total equity	$6,143.6	$6,460.6	$6,927.9
Other comprehensive income relating to derivative financial instruments	122.0	96.6	(11.6)
Unrealized gain on securitization investments	(3.8)	(7.8)	(15.5)
Goodwill and intangible assets	(1,159.5)	(1,152.5)	(1,252.4)

Tangible common equity	5,102.3	5,396.9	5,648.4
Junior subordinated notes and convertible debt	1,440.0	1,440.0	750.0
Preferred stock	500.0	500.0	500.0

Tangible equity	$7,042.3	$7,336.9	$6,898.4

		Quarters Ended
	March 31,	December 31,	March 31,
Total net revenues(4)	2008	2007	2007

Net Finance Revenue	$433.3	$487.3	$479.9
Other Income	174.0	466.2	328.6

Total net revenues	$607.3	$953.5	$808.5

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to trends in the business to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

1) Managed assets are utilized in certain credit and expense ratios. Securitized assets are included in managed assets because CIT retains certain credit risk and the servicing related to assets that are funded through securitizations.

2) Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount, which corresponds to amounts funded, is a basis for revenues earned.

3)Tangible equity is utilized in leverage ratios, and is consistent with certain rating agency measurements. Other comprehensive income and unrealized gains on securitization investments (both included in the separate component of equity) are excluded from the calculation, as these amounts are not necessarily indicative of amounts which will be realized.

4) Total net revenues are the combination of net finance revenues after depreciation on operating leases and other income.